Exhibit 99.1

FOR IMMEDIATE RELEASE

October 4, 2017

ART’S WAY MANUFACTURING ANNOUNCES THIRD QUARTER AND YEAR TO DATE FISCAL 2017 FINANCIAL RESULTS

Conference Call Scheduled for October 6, 2017

ARMSTRONG, IOWA, October 4, 2017 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the third quarter and year to date of fiscal 2017.

In conjunction with the release, the Company has scheduled a conference call for Friday, October 6, 2017 at 10:00 AM CT.  Marc H. McConnell, Chairman of the Board of Directors of Art’s Way Manufacturing, and Carrie Gunnerson, President and Chief Executive Officer will be leading the call to discuss the third quarter and year to date fiscal 2017 financial results.

What: Art’s Way Manufacturing, Inc. Third Quarter and Year to Date Fiscal 2017 Financial Results.

When: Friday, October 6, 2017 10:00 AM CT.

How: Live via phone by dialing (877) 358-7309. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.  A replay of the call will be archived on the Company’s website for 12 months.  www.artsway-mfg.com/

	For the Three Months Ended (Continuing Operations, Consolidated)
	August 31, 2017	August 31, 2016
Sales	$6,549,772	$6,431,217
Operating Income (Loss)	$109,240	$(217,165)
Net Income (Loss)	$41,648	$(149,676)
EPS (Basic)	$0.01	$(0.04)
EPS (Diluted)	$0.01	$(0.04)

Weighted Average Shares Outstanding:
Basic	4,161,421	4,105,704
Diluted	4,161,421	4,105,704

	For the Nine Months Ended (Continuing Operations, Consolidated)
	August 31, 2017	August 31, 2016
Sales	$15,660,294	$17,441,869
Operating Income (Loss)	$(964,576)	$67,372
Net Income (Loss)	$(720,900)	$807
EPS (Basic)	$(0.17)	$0.00
EPS (Diluted)	$(0.17)	$0.00

Weighted Average Shares Outstanding:
Basic	4,148,966	4,093,993
Diluted	4,148,966	4,093,993

Sales:  Our consolidated sales for continuing operations for the three and nine-month periods ended August 31, 2017 were $6,550,000 and $15,660,000 compared to $6,431,000 and $17,442,000 during the same respective periods in 2016, a $119,000 or 1.9%, increase for the third fiscal quarter and a $1,782,000 or 10.2% decrease for the nine months. The increases in revenue are primarily due to a slight uptick in the agriculture economy and increased sales in our tools segment. Consolidated gross margin for the three-month period ended August 31, 2017 was 22.1% compared to 19.3% in the same period in fiscal 2016.  Consolidated gross margin for the nine-month period ended August 31, 2017 was 21.5% compared to 25.0% for the same period in fiscal 2016. The decreased gross margin for the year is largely attributable to new products in the agriculture segment.

Income (Loss) from Continuing Operations:  Consolidated net income from continuing operations was $42,000 for the three months and $(721,000) of net loss for the nine months ended August 31, 2017 compared to net loss of $(150,000) and net income of $1,000 for the same respective periods in 2016.  The increased income from continuing operations for the third quarter was largely due to the increased gross margins and administrative cost cutting measures.  The decreased revenues and depressed gross margins were the major factors in the decreased income for the nine months ended August 31, 2017 compared to the same period in fiscal 2016.

Earnings (Loss) per Share from Continuing Operations: Earnings per basic and diluted share from continuing operations for the third quarter of fiscal 2017 was $0.01, compared to loss per share from continuing operations of $(0.04) for the same period in fiscal 2016. Loss per basic and diluted share from continuing operations for the nine-month period ended August 31, 2017 was ($0.17), compared to earnings per share from continuing operations of $0.00 for the same period in fiscal 2016.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports "We are pleased to report meaningful improvement in our operational performance and profitability for the third quarter. Coming off a very challenging first half of the year, we benefitted in the third quarter from many of the strategic investments made in recent quarters.  While the agricultural market at large remains depressed we were able to make more of an impact in the markets we serve while maintaining tight cost control and continuing pursuit of our strategic initiatives.

We remain very focused on simplifying the business, strengthening the balance sheet, and putting resources toward customer service, product quality, and product development.  Along these lines we have reduced inventory by $1 million since the end of Q2, announced the closure of our Canadian production facility, reduced overhead expense, and maintained progress on new products under development.

Quite significantly, we also recently refinanced our debt with Bank Midwest, a lender who understands our business and we are confident will prove to be the right partner for the Company going forward. In doing so we were able to greatly improve our liquidity position, reduce our annual debt service by over 60%, and establish more favorable covenants.

These measures and others driven by the same priorities are key to improving our business through this down cycle and providing for strong positioning in preparation for improving conditions in the future.

Market conditions will continue to remain challenging until circumstances improve for our dealers and end-users whose incomes are largely driven by commodities.  That said, our business is stronger than it was at this time last year and we have reason to expect better performance in the fourth quarter than we experienced a year ago.  Our backlog is higher, our incoming order activity is up, and the feedback from our sales force is increasingly positive.  We will remain both cautious and optimistic as we go forward."

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; and (iv) the timing of increased performance; and (v) the benefits of our business model and strategy, are forward-looking statements.  Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.  We do not intend to update forward-looking statements other than as required by law.